EXHIBIT 99.1

Media:
Elizabeth Castro
(312) 240-4567
Investor Relations:
Mary Ann Wall
(312) 240-7534

130 E. Randolph Dr.
Chicago, Illinois 60601

For Immediate Release
September 20, 2004

Peoples Energy Announces Results of Restructuring

Comments on Fiscal 2004 and 2005 Earnings Outlook

CHICAGO - Peoples Energy (NYSE: PGL) has completed the initial steps of a strategic restructuring of its utility and corporate support areas. The objectives of the restructuring, which was announced in July, are to enhance operating efficiency and customer service and help protect utility customers from the impact of rising operating costs, while maintaining solid financial results for the Company's shareholders.

The restructuring resulted in the elimination of approximately 110 salaried positions, or about 10% of the Company's non-union workforce at its two gas distribution utilities and in its corporate support areas. Overall, about 300 employees accepted the voluntary severance offer that accompanied the restructuring. As a result of the reduction in permanent positions and the timing of replacing open positions, the Company expects to reduce labor-related costs by approximately $15 million in fiscal 2005, higher than previous estimates.

In the fourth quarter of fiscal 2004, the Company will record a charge of approximately $17 million, or $0.27 per share, related to the voluntary severance program. In addition, consistent with pension accounting requirements, a non-cash pension settlement/curtailment expense of approximately $14 million ($0.22 per share) will be recognized in the first quarter of fiscal 2005.

Fiscal 2004 GAAP earnings are now estimated to be in the range of $2.20 to $2.30 per share, including the $0.27 per share restructuring charge. Excluding this expense, ongoing operating earnings (non-GAAP) are expected to be in the range of $2.50-$2.60 per share, versus the Company's previous estimate of $2.60-$2.70 per share. Management believes the non-GAAP range to be useful for year over year comparisons since restructuring related charges of this magnitude in both years distorts the comparison of ongoing operating results. The revised estimate reflects modestly lower than expected fourth quarter operating results in the Gas Distribution and Oil & Gas businesses, as well as a delay in power asset sales previously expected to close in fiscal 2004. Peoples Energy will report fiscal 2004 earnings on Friday, October 29, 2004.

Fiscal 2005 GAAP earnings are expected to be in the range of $2.50 to $2.65 per share, including the $0.22 per share non-cash pension related expense associated with the restructuring. Absent this expense, ongoing operating earnings (non-GAAP) are expected to be in the range of $2.75 to $2.90 per share, including estimated labor savings related to the restructuring of approximately $0.25 per share. Other assumptions reflected in the estimate include a return to normal weather, continued growth in operating income from the Company's diversified energy businesses, an increase in utility operating costs and interest expense, a higher effective tax rate and higher average shares outstanding. Capital expenditures are currently estimated to approximate $160 million compared to about $190 million in fiscal 2004.

"I am confident that our new organization structure will not only improve financial results substantially in fiscal 2005, but will also better position the Company for future growth," said Thomas M. Patrick, chairman, president, and CEO. "While fiscal 2004 has been a challenging year, we have aggressively responded to those challenges. In addition to the restructuring, we once again achieved strong year-over-year growth from the diversified energy segments, made significant progress in reducing utility bad debt expense, and raised our common stock dividend to $2.16 per share. Our strategy of enhancing the efficiency of our core gas distribution business while building our diversified energy businesses continues to deliver favorable returns for our shareholders."

Company Presentation and Webcast

Peoples Energy will host analyst meetings in New York on Monday, September 20, 2004, and in Boston on Tuesday, September 21, 2004. Investors are invited to participate in a live webcast of the presentation on September 20, 2004, at 12:30 p.m. Eastern Time (11:30 a.m. Central) by visiting the "Investors" section of the Peoples Energy website at www.PeoplesEnergy.com and selecting the "Live Webcast" icon on the Corporate Overview page. A copy of the presentation is also available from the Corporate Overview page by clicking on the "Presentations" link.

Peoples Energy, a member of the S&P 500, is a diversified energy company comprised of five primary business segments: Gas Distribution, Power Generation, Midstream Services, Retail Energy Services, and Oil and Gas Production. The Gas Distribution business serves about 1 million retail customers in Chicago and northeastern Illinois. Visit the Peoples Energy web site at PeoplesEnergy.com.

Forward-Looking Information. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as management's outlook for earnings and capital expenditures for fiscal year 2004 and 2005 and estimates of the costs and savings resulting from the Company's strategic restructuring. Generally, the words "may", "could", "project", "believe", "anticipate", "estimate", "plan", "forecast", "will be", and similar words identify forward-looking statements. Actual results could differ materially from such expectations because of many uncertainties, including, but not limited to: adverse decisions in proceedings before the Illinois Commerce Commission concerning the prudence review of the utility subsidiaries' gas purchases; the effects of the Company's strategic restructuring; the future health of the United States and Illinois economies; the timing and extent of changes in interest rates and energy commodity prices, including but not limited to the effect of gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts, interest expense and earnings from the oil and gas production segment; adverse resolution of material litigation; effectiveness of the Company's risk management policies and the creditworthiness of customers and counterparties; regulatory developments in the United States, Illinois and other states where the Company does business; changes in the nature of the Company's competition resulting from industry consolidation, legislative change, regulatory change and other factors, as well as action taken by particular competitors; the Company's success in identifying diversified business segment projects on financially acceptable terms and generating earnings from projects in a reasonable time; operational factors affecting the Company's gas distribution, power generation and oil and gas production segments; Aquila Inc.'s financial ability to perform under its power sales agreements with Elwood Energy LLC; drilling risks and the inherent uncertainty of oil and gas reserve estimates; weather related energy demand; and terrorist activities. Some of the uncertainties that may affect future results are discussed in more detail in Peoples Energy's most recent Form 10-K filed with the SEC under Item 1 - Business and Item 7 - Management's Discussion and Analysis, as such information may be updated by subsequent filings under the Securities Exchange Act of 1934. All forward-looking statements included in this press release are based upon information presently available, and Peoples Energy assumes no obligation to update any forward-looking statements.

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